EXHIBIT 21.2

Hall, Estill, Hardwick, Gable, Golden & Nelson. P.C.

320South Boston Avenue
Suite 200
Tulsa, Oklahoma 74103-4070
Telephone 918-594-0400

March 30, 2011

Mr. Jeffrey Reidler
Assistant Director
Division of Corporation Finance
United States Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

Re:          First Trinity Financial Corporation
Registration Statement on Form S-1
File No. 333-1630-1

Dear Mr. Riedler:

We are providing to you the Post-Effective Amendment No. 4 to the Registration Statement on Form S-1 filed on May 17, 2010. Filed herewith is Post-Effective Amendment No. 4 to the Registration Statement on Form S-1.

Subject to completion of your review, the issuer requests that the offering become effective on __________ __,  2012.

If you have comments, please let us know.

Sincerely,

/s/. P. David Newsome, Jr.

P. David Newsome, Jr.

xc:   Laura Crotty
       Securities and Exchange Commission

x